Exhibit 99.1

Release:    July 27, 2021

Canadian Pacific Railway Limited declares dividend

Calgary – The Board of Directors of Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today declared a quarterly dividend of $0.19 per share on the outstanding Common Shares.

The dividend is payable on Oct. 25, 2021 to holders of record at the close of business on Sept. 24, 2021, and is an “eligible” dividend for purposes of the Income Tax Act (Canada) and any similar provincial/territorial legislation.

The quarterly dividend of $0.19 per share reflects the five-for-one share split of the outstanding Common Shares that was approved by shareholders on April 21, 2021.

About Canadian Pacific

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:

Media

Salem Woodrow

403-835-9005

Salem_Woodrow@cpr.ca

Alert_MediaRelations@cpr.ca

Investment Community

Chris De Bruyn

403-319-3591

investor@cpr.ca